Exhibit (a)(25)
Attention Meridian Gold Shareholders
Q&A regarding Yamana’s unsolicited offer for Meridian Gold
Meridian Gold Inc. (“Meridian Gold” or the “Company”) (TSX:MNG) (NYSE:MDG) has released the following Q&A to address key questions regarding the unsolicited offer by Yamana Gold Inc. (“Yamana”) to acquire all of the outstanding shares of Meridian Gold.
How has the market for Yamana’s common shares responded to both Yamana’s original proposal and the subsequent small increase in consideration?
Yamana’s initial announcement of its original offer and its subsequent amendment have put downward pressure on Yamana’s common shares. On June 27, 2007, the date Yamana first announced its proposal, Yamana’s stock price fell 9.1%. On August 14, 2007, the date Yamana increased its offer by C$0.85 in cash, Yamana’s stock fell 4.8%. Therefore, despite the “increase” announced on August 14th, the value of the consideration being offered to Meridian Gold shareholders as of that date actually declined from a notional C$29.86 to an actual C$28.63. Despite the broad-based rally in the shares of gold companies since June 27, 2007 the per share value of Yamana’s offer, based on the trading price of the Yamana shares, has never been above the notional value of the offer on such date. This suggests that the market has rejected the potential of any re-rating of the pro-forma entity.

Is there any fundamental strategic logic to combining Yamana, Northern Orion Resources Inc. (“Northern Orion”), and Meridian Gold?
No. Yamana’s unsolicited offer for Meridian Gold lacks industrial logic and any meaningful synergies. Furthermore, the substantial base metal exposure of Yamana and Northern Orion would dilute the pure play interest in a precious metals company enjoyed by Meridian Gold shareholders. Currently, 98% of the value of Meridian Gold’s resources is derived from precious metals. On a pro forma basis, Yamana would have 59% of its resource value derived from base metals.1 Typically, base metals companies trade at lower multiples than precious metals companies, exposing Meridian Gold shareholders to downward re-rating risk.
What has been the reaction of Meridian Gold shareholders to Yamana’s unsolicited take-over bid?
As of September 11, 2007, holders of approximately two-thirds of Meridian Gold’s outstanding common shares had rejected the offer, while holders of only approximately 34% of Meridian Gold common shares had tendered their shares.
Does Yamana now own 34% of Meridian Gold?
No. Yamana is not legally permitted to purchase shares that are tendered until the offer expires and the conditions to the offer have been satisfied or, when permissible, waived. Accordingly, Yamana does not own any Meridian Gold shares and may not exercise any rights with respect to any shares that may have been tendered and not withdrawn.
Other than the new expiration date, what changes did Yamana make to the offer?
None. Yamana has not amended any of the terms of its unsolicited offer besides the expiration date. It is offering the same number of shares and the same cash consideration that Meridian Gold
1 On an in-situ value basis, based on consensus long-term Equity Research analyst estimates, including LT pricing of: gold, $550/oz (21 estimates); silver, $9.92/oz (20 estimates); copper, $1.30/lb (27 estimates); zinc, $0.65/lb (26 estimates); molybdenum, $7.00/lb (7 estimates). Based on sum of P&P reserves, M&I resources, and inferred resources as at Dec 31, 2006.

shareholders resoundingly rejected as of September 11, 2007, the previous expiration date of the offer.
Since Yamana received tenders of approximately 34% of Meridian Gold shares prior to extending the offer, does that mean it only needs about an additional 33% to satisfy its minimum condition of 66 2/3%?
No. By law, any shareholder that previously tendered is permitted to withdraw its shares at any time. In fact, many institutions follow a policy of withdrawing shares they have tendered in an offer if that offer is subsequently extended. Therefore, it is very possible that many of the shares previously tendered in the Yamana offer have been withdrawn and there can be no assurance that these shares will be re-tendered in the extended offer.
Is it true that shareholders that bought shares between September 7 and September 11, 2007, were unable to tender into the offer because their trades had not settled prior to the expiry of Yamana’s offer?
No. Shareholders that purchased shares less than three trading days prior to September 11, 2007, with the intention of tendering into the offer would have tendered through a notice of guaranteed delivery, a common mechanism that is well understood by institutions and other market professionals. It is highly unlikely, therefore, that a material amount of incremental shares were tendered following the initial deadline.
If a shareholder tendered Meridian Gold shares into Yamana’s offer and has since changed its position with regard to the offer, how can that shareholder withdraw its shares?
Shareholders should contact Georgeson at 1-888-605-7618 for instructions on how to withdraw.
Additional Information for Meridian Gold Shareholders
Shareholders of Meridian Gold and other interested parties are advised to read Meridian Gold’s Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 filed with the U.S. Securities and Exchange Commission (“SEC”) on July 31, 2007 (including any amendments or supplements thereto and the other documents filed as exhibits thereto), because they contain important information. Shareholders may obtain a free copy of the Directors’ Circular and Meridian Gold’s Schedule 14D-9 at the Investor Relations section of Meridian Gold’s website at www.meridiangold.com, or by contacting Georgeson Shareholder, the information agent retained by Meridian Gold, at 1-888-605-7618. Free copies of the Directors’ Circular are also available at

www.sedar.com and, together with Meridian Gold’s Schedule 14D-9, at www.sec.gov. The Directors’ Circular was filed by Meridian Gold as an exhibit to Meridian Gold’s Schedule 14D-9.
Cautionary Statement
This communication contains forward-looking information (as defined in the Securities Act (Ontario)) that is based on expectations, estimates and projections as of the date of this communication. These forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “plans”, “predicts”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases, or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Actual results and developments (including forecasted production, earnings and cash flows) are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this communication.
Forward-looking statements contained in this communication are based on a number of assumptions that may prove to be incorrect, including, but not limited to: timely implementation of Meridian Gold’s anticipated drilling program; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; title to mineral properties; financing requirements; general economic conditions; and changes in laws, rules and regulations applicable to Meridian Gold. In addition to being subject to a number of assumptions, forward-looking statements in this communication involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements, including the risks identified under “Note Concerning Resource Calculations” in Meridian Gold’s Directors’ Circular as well as the risks identified in the filings by Meridian Gold with the SEC and Canadian provincial securities regulatory authorities, including Meridian Gold’s Annual Report on Form 40-F for the fiscal year ended December 31, 2006.
Meridian Gold believes that the expectations reflected in the forward-looking statements contained in this communication are reasonable, but no assurance can be given that these expectations will prove to be correct. In addition, although Meridian Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. Accordingly, you should not place undue reliance on any forward-looking statements contained in this communication.

CONTACT:
Meridian Gold Inc.
Investor Relations:
Krista Muhr, Senior Manager, 800-572-4519
fax: 775-850-3733
krista.muhr@meridiangold.com
or
Georgeson Shareholder
1-888-605-7618
1-212-440-9800
or
Media Relations:
Sard Verbinnen & Co.
Dan Gagnier, 212-687-8080 x.226
Paul Kranhold, 415-618-8750
Meridian Gold Inc.
9670 Gateway Drive, Suite 200, Reno, Nevada 89521
Phone: (775) 850-3777 Fax: (775) 850-3733

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